Exhibit 10.15

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of May 4, 2004 (the “Effective Date”), by and between Glenmoor LLC, a Delaware limited liability company (the “Company”), and William H. Shea, Jr. (the “Executive”).

1.                                      Employment. During the Employment Period (as defined in Section 4 hereof), the Company shall employ Executive, and Executive shall serve, as President and Chief Executive Officer of the Company, BPL Management LLC, Buckeye Management Company LLC, Buckeye Pipe Line Company LLC and, subject to the rights of the trustee under the Buckeye Pipe Line Services Company Employee Stock Ownership Plan, Buckeye Pipe Line Services Company (“Services”). The Company shall also cause Executive to be elected as a director to each of the foregoing entities. In accordance with past practices, Executive shall continue to be an employee of, and receive benefits through, Services. For purposes of this Agreement, Executive’s employment by, and provision of services to, Services shall be deemed the employment by, and provisions of services to, the Company.

2.                                      Duties and Responsibilities of Executive.

(a)                                 During the Employment Period, Executive shall devote substantially all of his full time and attention to the business of the Company, will act in the best interests of the Company and will perform with due care the duties and responsibilities assigned to him by the Board of Directors (or comparable governing body) of the Company (the “Board”). Executive agrees to cooperate fully with the Board, and not to engage in any activity that interferes with the performance of Executive’s duties hereunder. During the Employment Period, Executive will not hold any type of outside employment, engage in any type of consulting or otherwise render services to or for any other person, entity or business concern without the advance written approval of the Board or as set forth on Exhibit A. Provided that it shall not be a violation of this Agreement for Executive to (1) serve on corporate, civic, or charitable boards or committees except for boards or committees of a competing business, provided that such service does not interfere with the performance of Executive’s duties and responsibilities under this Agreement, or (2) take vacation days and reasonable absences due to injury or illness, as set forth herein and/or permitted by the general policies of the Company.

(b)                                 Executive represents and covenants to the Company that, except for agreements with Affiliates of the Company, he is not subject or a party to any employment agreement, noncompetition covenant, nondisclosure agreement, or any other agreement, covenant, understanding, or restriction that would prohibit Executive from executing this Agreement and fully performing his duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities that may now or in the future be assigned to Executive hereunder.

(c)                                  Executive acknowledges and agrees that Executive owes the Company a duty of loyalty and that the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Executive owes the Company under the common law.

3.                                      Compensation. Any salary, bonus and other compensation payments hereunder shall be subject to all applicable payroll and other taxes.

During the Employment Period (as defined in Section 4 hereof), the Company shall pay to Executive an annualized base salary of not less than $400,000 (less applicable taxes and withholdings) (such amount, as it may be increased from time to time, is hereinafter referred to as “Compensation”) in consideration for Executive’s services under this Agreement, payable in conformity with the Company’s and its Affiliates’ customary payroll practices for executive salaries.

4.                                      Term of Employment. The initial term of this Agreement shall be for a three year period beginning on the Effective Date (the “Initial Term”). On the third anniversary of the date hereof, and on the anniversary of each succeeding year (each such date being referred to as a “Renewal Date”), this Agreement shall automatically renew and extend for a period of 12 months (a “Renewal Term”) unless written notice of non-renewal is delivered from one party to the other 90 days prior to the Renewal Date. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time during the Initial Term or the Renewal Term (if any) in accordance with Section 6. The period from the Effective Date through the date of termination of this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5.                                      Benefits. Subject to the terms and conditions of this Agreement, Executive shall be entitled to the following benefits during the Employment Period:

(a)                                 Reimbursement of Business Expenses. The Company agrees to reimburse Executive for any business-related expenses incurred in the performance of Executive’s duties under this Agreement that are reimbursable to the Company under its agreements with Buckeye Partners L.P. and its Affiliates.

(b)                                 Benefit Plans and Programs. To the extent permitted by applicable law and subject to the terms and eligibility requirements of any such plan or program, Executive will be invited to participate in all benefit plans and programs, including improvements or modifications of the same, that are now, or may hereafter be, maintained by the Company generally for executive employees of the Company, subject to the eligibility requirements and other terms and conditions of those plans and programs. Company will not, however, by reason of this Section 5(b) be obligated either (1) to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program, (2) to provide Executive with all benefits provided to any other person or individual employed by the Company or any Affiliate (as defined below), or (3) to provide Executive with coverage or benefits under any such benefit plan or program except under the terms and conditions of each such plan or program as it currently exists or as it may be amended from time to time.

(c)                                  Vacation  Executive shall accrue not less than four weeks of vacation each calendar year, subject to the terms and conditions of company policies applicable to similarly situated executive employees, if any. Such vacation time is to be used during the calendar year in which it was accrued at times that are not inconvenient to the

[Shea Employment Agreement]

Company. Provided, however, that Executive shall be permitted to carry over one week of accrued but unused vacation each calendar year; otherwise, Executive’s accrued but unused vacation shall expire at the end of each calendar year. Accrued but unused vacation will not be paid upon termination.

For purposes of this Agreement, “Affiliate” means any person which owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

6.                                      Termination of Employment.

(a)                                 Company’s Right to Terminate. The Company shall have the right to terminate this Agreement and Executive’s employment with the Company at any time for any reason whatsoever, in the sole and complete discretion of the Company.

(b)                                 Executive’s Right to Terminate. Executive will have the right to terminate this Agreement and Executive’s employment with the Company at any time for any reason whatsoever, in the sole and complete discretion of Executive.

7.                                      Conflicts of Interest. Executive agrees that he shall disclose to the Board any conflict of interest between Executive, on the one hand, and the Company and its Affiliates, on the other hand,  promptly upon Executive becoming aware of such conflict; provided, however, that this Section 7 shall not apply to (a) any matters arising under the Stock Purchase Agreement, dated as of March 5, 2004, as amended from time to time, by and among BPL Acquisition L.P., Glenmoor and the Selling Stockholders of Glenmoor, (b) any matters arising under the Executive Purchase Agreement between Executive and BPL Acquisition L.P., (c) any matter resulting from Executive’s ownership in BPL Acquisition L.P.

8.                                      Confidentiality. All references in this Section 8 to the “Company” shall mean and include its Affiliates. The Company agrees to provide Executive valuable Confidential Information of the Company and of third parties who have supplied such information to the Company. In consideration of such Confidential Information and other valuable consideration provided hereunder, Executive agrees to comply with this Section 8.

(a)                                 “Confidential Information” includes without limitation and regardless of whether such information or materials are expressly identified as confidential or proprietary, any and all information concerning the Company and its Affiliates relating to business operations or opportunities, financial affairs, technical data, future plans, organizational and personnel matters, policies and procedures, confidential or proprietary information about or belonging to any third party, and any other confidential, proprietary or non-public matters.

(b)                                 Protection. In return for the Company’s promise to provide Executive with Confidential Information, Executive promises (i) to keep the Confidential Information, and all documentation and information relating thereto, strictly confidential, (ii) not to use the Confidential Information for any purpose other than as required in connection with fulfilling his duties as Executive and (iii) to return to the Company all Confidential Information in Executive’s possession upon completion of any work for the

Company requiring Executive to have such Confidential Information or upon separation from the Company for any reason.

(c)                                  Scope. Executive understands and agrees that all Confidential Information is subject to this Agreement whether provided directly to Executive or not, whether provided to Executive prior to the Effective Date of this Agreement or not, and whether inadvertently disclosed to Executive or not. Executive also hereby agrees that Confidential Information shall be deemed to include information regarding the assets of the Company and its Affiliates, even if such information was learned by Executive prior to formation of the Company.

(d)                                 Value and Security. Executive understands and agrees that all Confidential Information, and every portion thereof, constitutes the valuable intellectual property of the Company, its Affiliates, its customers, and/or third parties, and Executive further acknowledges the importance of maintaining the security and confidentiality of the Confidential Information.

(e)                                  Disclosure Required By Law. If Executive is requested or required by any law, regulation or rule, or any legal, regulatory or administrative process to disclose any Confidential Information, Executive shall promptly, if legally permitted, notify the Company in writing of such request or requirement so that the Company may seek an appropriate protective order or other relief. Executive agrees not to oppose any effort by the Company to resist or narrow such request or to seek a protective order or other appropriate remedy; provided that if the Company does not receive such protective order or other relief, Executive shall be expected to comply with any subpoena, order, judgment or other requirement of any court or governmental authority. In any case, Executive will (a) disclose only that portion of the Confidential Information that, according to the advice of his or her counsel, is legally compelled or otherwise required to disclose, (b) use his or her reasonable efforts (at the expense of the Company) to obtain assurances that such Confidential Information will be treated confidentially, and (c) if legally permitted, notify the Company in writing as soon as reasonably practicable of the items of Confidential Information so disclosed.

9.                                      Agreement Not to Compete.

(a)                                 Covenants. In consideration of the Confidential Information described in Section 8 and other valuable consideration provided hereunder, Executive agrees that, except in the ordinary course and scope of his employment hereunder during the Employment Period, Executive shall not while employed by the Company and:

(1)                                 for a period of 12 months following the termination of Executive’s employment with the Company for any reason, (i) perform Competitive Duties (as an employee, consultant, or otherwise) within the Restricted Area for any Competing Business or (ii) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competing Business;

(2)                                 for a period of 12 months following Executive’s Termination Date, directly or indirectly, either for his own benefit or for the benefit of any other person or entity, solicit, divert or take away, or offer or provide Competitive Products or Services to, any customers, clients, or business acquisition or other business opportunity of the Company or its Affiliates with which Executive had direct or indirect involvement while employed by the Company or about which Executive had Confidential Information, or access to Confidential Information, while employed by the Company; provided, however, that this restriction shall not apply to any solicitations contained in any advertisement directed generally to the public or the trade;

(3)                                 for a period of 12 months following Executive’s Termination Date, directly or indirectly, either for his own benefit or for the benefit of any other person or entity, either (A) contact or solicit, with respect to hiring, any employee of the Company or its Affiliates or any person employed by the Company or its Affiliates, (B) induce or otherwise counsel, advise or encourage any employee of the Company or its Affiliates to leave the employment of the Company or their respective employment with the Company’s Affiliates, as the case may be, or (C) induce any distributor, representative or agent of the Company to terminate or modify its relationship with the Company; provided, however, that this restriction shall not apply to any solicitations contained in an advertisement directed generally to the public or the trade; and

(4)                                 Executive shall not use the names of the Company or its Affiliates in connection with any business that is or would be in competition in any manner whatsoever with the Company or any of its Affiliates.

“Competitive Duties” means duties that:  (i) are similar to or substantially related to the duties Executive had during the last twelve (12) months of Executive’s employment with the Company (ii) are performed in the capacity of a director, officer, partner, or executive of a Competing Business; (iii) involve the formation, management, operation, or control of a Competing Business or any recognized subdivision or department thereof; or (iv) involve the performance of, or the management or supervision of personnel engaged in, any activity which is similar to or substantially related to any activity with which Executive had direct or indirect involvement while employed by the Company and its Affiliates or about which Executive had Confidential Information, or access to Confidential Information, while employed by the Company.

“Competitive Products or Services” means any products or services that are similar to or competitive with the products or services being offered, marketed, or actively developed by the Company as of the date of the termination of Executive’s employment for any reason.

“Restricted Area” means any county, state, or geographic market in which the Company:  (i) conducts any material portion of the Company’s business as of the Termination Date; or (ii) is contemplating conducting a material amount of business as of the date Executive’s employment is terminated for any reason as evidenced by definite and demonstrable actions by the Company with respect to the area (e.g., contacting persons in the area to solicit material business opportunities, actively conducting feasibility research of the area, etc.).

(b)                                 Acknowledged Inducement. Executive explicitly warrants and represents to the Company that Executive is incurring the obligations of the covenants in this Section 10 as an inducement to the Company to enter into this Agreement and to induce the Company to provide Executive with the Confidential Information described herein.

(c)                                  Value and Reasonableness. Executive understands and acknowledges that the Company has made substantial investments to develop its business interests, goodwill, and Confidential Information. Executive agrees that such investments are worthy of protection, and that the Company’s need for the protection afforded by this Section 9 is greater than any hardship Executive might experience by complying with its terms. Executive agrees that the limitations as to time, geographic area, and scope of activity to be restrained contained in this Agreement are reasonable and are not greater than necessary to protect the Confidential Information and/or the goodwill or other business interests of the Company and its Affiliates.

(d)                                 Reformation Requested. In the event a court of competent jurisdiction determines that the limitations agreed upon in this Section 9 are not appropriate, the parties agree to request that the court reform the limitations to the satisfaction of the court. It is the express intent of the Company and Executive that the terms of this Agreement be enforced to the full extent permitted by law.

(e)                                  Right to Injunction. Executive acknowledges that Executive’s violation of Sections 8 and 9 of this Agreement will cause irreparable harm to the Company and its Affiliates, and Executive agrees that the Company shall be entitled as a matter of right to specific performance of Executive’s obligations under Sections 8 and 9 and an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by Executive or others acting on his/her behalf, without any showing of irreparable harm and without any showing that the Company does not have an adequate remedy at law. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

10.                               Defense of Claims. Executive agrees that, during the Employment Period and for a period of 18 months after the Termination Date, upon request from the Company, Executive will cooperate with the Company and its Affiliates in the defense of any claims or actions that may be made by or against the Company or any of its Affiliates that relate to Executive’s prior areas of responsibility, except if Executive’s reasonable interests are adverse to the Company or Affiliates in such claim or action. The Company agrees to pay or reimburse Executive for all of Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Executive’s obligations under this Section 10. If the requirements of Executive under this Section 10 exceed ten business days, the Company shall compensate Executive thereafter in an amount equal to $1,000 per day.

11.                               Withholdings: Right of Offset. The Company may withhold and deduct from any payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) any deductions consented to in writing by Executive, and (c) any other sums owed by Executive to the Company, any Affiliate, or any employee benefit plan or program of the Company or any Affiliate.

12.                               Severability. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 14), the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement.

13.                               Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.

14.                               Arbitration; Injunctive Relief; Attorneys’ Fees.

(a)                                 Subject to Section 14(b), any dispute, controversy or claim between Executive and the Company arising out of or relating to this Agreement, Executive’s employment with Company, or the termination of either will be finally settled by arbitration in Philadelphia, Pennsylvania before, and in accordance with the rules for the resolution of employment disputes then obtaining of, the American Arbitration Association. The arbitrator’s award shall be final and binding on both parties.

(b)                                 Notwithstanding Section 14(a), an application for emergency or temporary injunctive relief by either party shall not be subject to arbitration under this Section 14; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 14.

(c)                                  If Executive prevails on at least one material issue which is the subject of such arbitration, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses). Otherwise, each side shall share equally the cost of the arbitrator and bear its own costs and attorneys’ fees incurred in connection with any arbitration, unless a statutory claim authorizing the award of attorneys’ fees is at issue, in which event the arbitrator may award a reasonable attorneys’ fee in accordance with the jurisprudence of that statute.

(d)                                 Nothing in this Section 14 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award or (ii) joining another party to this Agreement in a litigation initiated by a person which is not a party to this Agreement.

15.                               Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. THE EXCLUSIVE VENUE FOR THE RESOLUTION OF ANY DISPUTE RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT (THAT IS NOT SUBJECT TO ARBITRATION UNDER SECTION 15 FOR ANY REASON) SHALL BE IN THE STATE AND FEDERAL COURTS LOCATED IN PENNSYLVANIA AND THE PARTIES HEREBY EXPRESSLY CONSENT TO THE JURISDICTION OF THOSE COURTS.

16.                               Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to Executive’s employment and the other matters covered herein and therein other than the Benefits Continuation Agreement, dated January 1, 2004, between the Executive and the Company, which agreement shall remain in full force and effect; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof and thereof. This Agreement may be amended, waived or terminated only by a written instrument executed by both parties hereto.

17.                               Survival of Certain Provisions. Wherever appropriate to the intention of the parties hereto, the respective rights and obligations of said parties shall survive any termination or expiration of this Agreement for any reason.

18.                               Waiver of Breach. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

19.                               No Assignment. This Agreement is personal to Executive and the Company, and as such, neither party may assign, delegate or otherwise transfer all or any of its rights, duties or obligations hereunder. Any attempt by Executive or the Company to assign, delegate or otherwise transfer this Agreement, any portion hereof, or the rights, duties or obligations hereunder shall be deemed void and of no force and effect.

20.                               Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person or sent by facsimile transmission, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

(1)                                 If to Company, addressed to:

Glenmoor LLC
General Counsel
5 Radnor Corporate Center, Suite 500
Radnor, PA 19087

with a copy to

Carlyle/Riverstone Global Energy and Power Fund II, L.P.
712 Fifth Avenue, 19th Floor
New York, NY 10019
Attention: Andrew W. Ward
facsimile: 212-993-0077

(2)                                 If to Executive, addressed to the address set forth below Executive’s name on the execution page hereof;

or to such other address as either party may have furnished to the other party in writing in accordance with this Section 20.

21.                               Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

22.                               Non-Disparagement. Executive agrees that, in communications with Persons other than the Company and its Affiliates, he shall not disparage in any way, and shall always speak well of the Company and its Affiliates or their respective employees and under no circumstances shall Executive, in communications with Persons other than the Company and its Affiliates criticize or disparage any business practice, policy, statement, valuation or report that is made, conducted or published by such entities or individuals. Notwithstanding the foregoing, this Section 22 shall not be construed to prohibit or restrain any criticism or other statements made in communications exclusively between or among any of the Company and its Affiliates or their respective employees, to the extent such communications or statements are made in the ordinary course of  business. The obligations of Executive under this Section 22 shall continue after the date of employment by any of the  Company and its Affiliates. Executive acknowledges that any violation of this Section 22 may cause irreparable injury to the Company and its Affiliates or their respective employees for which monetary damages are inadequate and difficult to compute. Accordingly, this Section 22 may be enforced by specific performance, and prospective breaches of this Section 22 may be enjoined.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Executive has hereunto set his hand, and the Company has caused this Agreement to be executed in its name and on its behalf, to be effective as of the Effective Date first above written.

EXECUTIVE:

Signature:	/s/ William H. Shea, Jr.
William H. Shea, Jr.

Address for Notices:

GLENMOOR LLC

By:	/s/ Andrew W. Ward
Andrew W. Ward
Vice President